EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

APPOINTMENT OF ALLAN TANENBAUM TO BOARD OF DIRECTORS

NEW YORK, NY – October 30, 2017 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that its Board of Directors has appointed Allan Tanenbaum as an independent director, effective immediately. Mr. Tanenbaum’s appointment expands the Board to nine members, six of which are independent directors. Mr. Tanenbaum will be a member of the Company’s Compensation Committee.

Mr. Tanenbaum is currently Of Counsel at Taylor English, an Atlanta-based law firm, in their Corporate and Business practice group. In addition, he is co-founder, Managing Partner and General Counsel of Equicorp Partners, a private equity and advisory firm. Before founding Equicorp Partners, Mr. Tanenbaum was General Counsel at AFC Enterprises, Inc., the franchisor of Popeyes Louisiana Chicken, Church’s Chicken, Seattle’s Best Coffee and Cinnabon. Mr. Tanenbaum also spent more than 30 years in private practice. He also currently serves on the Board of Directors of DSW Shoe Warehouse, where he chairs the Compensation Committee and is a member of the Audit Committee, as well as on the Boards of several privately owned corporations.

“We are excited to have Allan join Medallion Financial’s Board of Directors,” said Andrew Murstein, President of Medallion Financial. “Allan’s wealth of corporate governance and legal knowledge, and his deep experience working on various Boards will be a significant value-add for Medallion and serves to further strengthen our Board.”

*                *                 *

About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2016 Annual Report on Form 10-K.

Company Contacts

Investors:

212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com